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                                                                     Exhibit 3.5

                               AMENDMENT NO. 3 TO
                           SECOND AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                             WESTFIELD AMERICA, INC.

    This Amendment No. 3 to the Second Amended and estated By-Laws of Westfield America, Inc. (the "CORPORATION"), amends the Second Amended and Restated By-laws (the "BY-LAWS") of the Corporation, effective as of April 29, 1999, as follows:

    The second sentence of Section 2.1 of the By-Laws is mended and restated in its entirety to read as follows:

    The Board of Directors shall not be less than three nor more than the sum of
(i) fourteen and (ii) the number of directors that the holders of preferred stock of the Corporation shall then have the right to elect, the exact number thereof within such limitations to be fixed from time to time by resolution adopted by a majority of the entire Board of Directors, and the exact number shall be nine unless otherwise determined by resolution adopted by a majority of the entire Board of Directors.

    Except to the extent specifically set forth herein, the By-Laws shall remain in full force and effect, unmodified in any respect.



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